Exhibit 10.1
SEPARATION AND WAIVER OF LIABILITY AGREEMENT
     I, William J. Finnerty, am an employee of Tesoro Corporation. My last day of employment is March 31, 2010 (the “Separation Date”). I have voluntarily agreed to accept certain separation benefits being offered to me upon my separation from service with Tesoro Corporation, on the terms and conditions set forth below, and voluntarily enter into this Separation and Waiver of Liability Agreement (“Agreement”).
1. Payments and Other Considerations.
In consideration of the payments and benefits listed below, and other good and valuable consideration (the “Consideration”), the sufficiency of which I acknowledge, I make the following agreements and RELEASE AND FOREVER DISCHARGE the persons and organizations specified in Paragraph 4 below. I acknowledge that the Consideration is in addition to anything of value to which I am already entitled. This release and these agreements are made for myself, and on behalf of my heirs, executors, legal representatives, administrators, successors, and assigns. As used in this Agreement, the term “Consideration” shall include the following:
(a) Cash payment to me of the sum of TWO MILLION FOUR HUNDRED FIFTY-THREE THOUSAND TWO HUNDRED FIFTY-TWO AND NO/100 DOLLARS ($2,453,252.00) in separation pay (hereinafter, the “Separation Pay”). I understand and agree that Tesoro Corporation will deduct from this Separation Pay withholdings for federal income taxes, social security taxes, any other deductions required by law, and any other deductions agreed to by me in writing. The Separation Pay shall be paid as follows (assuming Employee has timely executed and not revoked the Agreement): SEVENTY-FIVE THOUSAND FIVE HUNDRED FORTY-TWO AND NO/100 DOLLARS ($75,542.00) shall be paid each calendar month during the six (6) month period beginning April 1, 2010, and TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) shall be paid in a lump sum on October 1, 2010. I acknowledge and agree that these payments are not otherwise required by Tesoro Corporation’s policies, procedures, and practices and that I would not be entitled to the Separation Pay but for the promises made by me in this Agreement. These payments shall be made via direct deposit to the account information I provide to Tesoro Corporation.
(b) My spouse, my eligible dependents and I shall continue to participate in, and receive group health coverage under, Tesoro Corporation’s group health plans that provide group health coverage to retirees of Tesoro Corporation from time to time, but only to the extent such plans continue to be available to the Tesoro Corporation’s retirees and only until the earliest to occur of (i) two and one-half (2 1/2) years after the date of termination, (ii) my death (or in the case of coverage for my qualified beneficiary, the death of that qualified beneficiary), or (iii) the date on which I become (or in the case of coverage for my qualified beneficiary, my qualified beneficiary becomes) eligible for coverage under any other group health plan of a subsequent employer providing comparable coverage (the “Continuation Coverage Period”); provided that Tesoro Corporation shall pay for 100% of such group health coverage, and the premiums that otherwise would be charged to me for such coverage but for this Paragraph 1(c) shall be taxable to me; the group health plan coverage benefits provided by Tesoro Corporation under this Paragraph 1(c) during any taxable year of mine will not affect such benefits provided by Tesoro Corporation in another taxable year during the Continuation Coverage Period; and the right to the benefits provided under this Paragraph 1(c) is not subject to liquidation or exchange for another benefit.
(c) Subject to the terms and conditions of the applicable executive long-term incentive plans governing the option awards or restricted stock awards, I will continue to vest in all stock option awards or restricted stock awards over the two (2) year period commencing on the Separation Date. With respect to option awards granted to me after February 2, 2005, I will have two (2) years after the Separation Date to exercise all options, to the extent vested, unless by virtue of the particular stock option award, the option grant expires on an earlier date.
I acknowledge that, prior to entering this Agreement, I have already received or have been advised that I will receive payment from Tesoro Corporation for the following items in accordance with applicable state law, less standard deductions as required by law:
(i) All previously unpaid salary earned through the Separation Date;
(ii) All unused vacation pay earned through the Separation Date, and
(iii) The benefits available to me as a retiree under Tesoro’s retirement plans.
2. Forfeiture of Unvested Phantom Stock Options.
All of my unvested phantom stock options will be forfeited on the Separation Date.
3. Consulting Services.
I agree to provide consulting services as requested from time to time by Tesoro Corporation, its subsidiaries and affiliates, specifically, I agree to consult with the Chief Executive Officer from time to time at his request, but no more than eight (8) hours per week, on matters including, but not limited to, Tesoro Corporation’s involvement with industry trade groups including the National Association of Petrochemical Refiners and the Western States Petroleum Association, and on-going matters related to governmental affairs impacting the refining industry as a whole, and special projects that may arise. I will be reimbursed for all reasonable expenses associated with the consulting services. I agree to continue as a consultant for Tesoro Corporation and affiliates until the earlier of (i) the last day of the six (6) month period commencing on the Separation Date (the “Consulting Period”) or (ii) the day on which I commence employment elsewhere. I shall further be required to provide the Senior Vice President, Administration of Tesoro Companies, Inc. with written notice indicating that I have commenced employment elsewhere if such commencement is during the Consulting Period, in which case, the Consulting Period will terminate on the date that I commence employment elsewhere.

4. Persons and Organizations Released.
I release Tesoro Corporation, any subsidiary or other affiliated companies, successors, and assigns and all of their past, present, and future shareholders, owners, agents, representatives, officers, directors, administrators, trustees, insurers, successors, and employees. Collectively, these persons and organizations are referred to in this Agreement as “Tesoro.”
5. Matters Released.
I release Tesoro from all existing, past and present, known and unknown claims, demands, and causes of action of any nature for all existing, past and present, known and unknown damages and remedies of any nature, which have accrued or which may ever accrue to me or to others on whose behalf I enter into this Agreement, resulting from or relating to any act or omission of any kind occurring on or before the date of signing this Agreement.
This release includes but is not limited to all claims under any federal, state, or local employment law or regulation. I understand and agree that this release is intended to include but is not limited to all claims that I could assert concerning the terms and conditions of my employment, concerning anything that happened to me while I was an employee, or concerning the separation of my employment.
This release includes but is not limited to claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981; the Americans with Disabilities Act; the Rehabilitation Act of 1973; Executive Order 11246; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act (“WARN”), the Employment Retirement Income Security Act, as amended; the retaliation provisions of the Texas Workers’ Compensation Act, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code; the Fair Labor Standards Act; the Equal Pay Act; and the Family and Medical Leave Act.
This release also includes but is not limited to all claims under any other state, federal, or local law or regulation and all claims at common law (including but not limited to negligence, contract, or tort claims). The release also includes all claims for back pay, front pay, damages, liquidated damages, exemplary and punitive damages, injunctive relief, costs, or attorneys’ fees.
This release is not intended to waive rights or claims, if any, that arise after the date this Agreement is executed. Further, this release is not intended to waive vested rights, if any, that I might have in any written benefit plan or program. I understand that the terms and conditions contained within any such benefit plan or program, specifically including those relating to any vested rights that I may have in such plan or program, shall be controlling.
In addition, notwithstanding the foregoing, nothing in this Agreement shall prevent me from filing a charge with any federal, state or administrative agency, but I agree not to participate in, and waive any rights with respect to, any monetary or financial relief arising from any such proceeding that relates to the matters released by this Agreement.

6. OWBPA Compliance.
I acknowledge that the release and waiver provisions of this Agreement comply with the requirements of the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f)(1) (A)-(G). I have knowingly and voluntarily agreed, for the consideration set forth herein, to waive, among other things, any and all rights and claims I may have against Tesoro under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”). I specifically acknowledge that the waiver of rights under the ADEA is written in a manner that I understand, that the waiver specifically refers to claims arising under the ADEA, that I have not waived any rights or claims under the ADEA that arise after the date this Agreement is executed, that my waiver of rights or claims under the ADEA is in exchange for consideration in addition to anything of value that I am otherwise entitled to receive from Tesoro.
7. Consultation with Attorney.
I have voluntarily chosen to sign this Agreement and to agree to its terms and provisions. I have also been advised and have had the opportunity to request, before signing, sufficient time to thoroughly discuss all terms, provisions, and aspects of this Agreement with an attorney.
8. Understanding of Agreement.
In signing this Agreement, I have relied on my own judgment and/or the advice of my attorney, and not on any statement or representation of Tesoro. I understand the terms and conditions of this Agreement, agree to abide by it, and voluntarily execute it without reservation. I understand that this agreement is a full, complete, and final release of any and all claims that I may have against Tesoro.
9. Confidentiality and Non-Disclosure of Proprietary Information.
I acknowledge that I have had access to and become familiar with various trade secrets and proprietary and confidential information of Tesoro, including, but not limited to, the identity, responsibilities, and/or income of employees, costs of doing business, financial information, formulas, processes, and suppliers, compilations of information, records, customer information, methods of doing business, information about past, present, pending, and/or planned transactions, and other confidential information (collectively referred to as “Confidential Information”), which are owned by Tesoro and regularly used in the operation of its business, and as to which Tesoro takes precautions to prevent dissemination to persons other than certain directors, officers, and employees. I acknowledge that the Confidential Information (i) is secret and not known in the industry; (ii) gives Tesoro an advantage over competitors who do not know or use the Confidential Information; (iii) is of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Confidential Information; and (iv) constitutes a valuable, special, and unique asset of Tesoro, the disclosure of which could cause substantial injury and loss of profits and goodwill to Tesoro. Confidential Information does not include material, data, documents, and/or information that Tesoro has voluntarily placed in the public domain; that has been lawfully and independently developed and publicly disclosed by third parties; that constitutes general knowledge and skills that I gained during the time period of my employment with Tesoro, or that otherwise enters the public domain though lawful means.

I agree that I will not in any way use or disclose any Confidential Information, directly or indirectly, at any time in the future, and shall otherwise protect such information from unauthorized use or disclosure by others. All files, records, documents, information, data, and similar items relating to the business of Tesoro, or its prospects, services, suppliers, products, customers, finances, data processing, purchasing, accounting, or marketing systems, whether prepared by me or otherwise coming into my possession, will remain the exclusive property of Tesoro, and in any event must be promptly delivered to Tesoro Corporation upon execution of this Agreement.
As a result of my employment by Tesoro, I may have had access to, or knowledge of, confidential business information or trade secrets of third parties. I also agree to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the privileged confidential business and/or trade secret information of Tesoro.
10. Return of Property and Confidential Information.
I agree that all documents or materials that I obtained while employed by Tesoro and that contain or disclose privileged, confidential business and/or trade-secret information are and remain the property of Tesoro. I agree that I will immediately deliver any such materials, including all copies, to Tesoro Corporation. I also agree that I will examine all of my personal computers for any privileged, confidential business and/or trade-secret information and return copies of such information to Tesoro Corporation and then delete such information from such computers, without retaining any copies thereof. I further agree to return, if I have not already returned such property, all company property, which includes but is not limited to computers, equipment, identification badges, computer passwords, keys, credit cards, books, records, and any other items belonging to Tesoro Corporation, subject to arranging for the continued use of certain equipment during the Consulting Period.
11. Non-Disparagement.
I agree not to disclose or make public (directly or indirectly) any facts or allegations about any Tesoro employees. I also agree not to disparage or communicate negatively about the business, products, services, customers, management, or employment/compensation/benefit practices and policies of Tesoro. To the extent allowed by law, I also agree not to help, encourage, or participate (directly or indirectly) in any claims or lawsuits against Tesoro for any claims related to any individual’s employment (or separation from employment) with Tesoro.
12. Non-Solicitation of Employees.
I agree that for a period of two (2) years after my last day of active employment with Tesoro that I will not, either directly or indirectly, on my own behalf or on behalf of others, solicit, attempt to hire, or hire any person currently employed by Tesoro or who was employed by Tesoro at any time during the six (6) months prior to such solicitation or job offer, to work for Employee or for another entity, firm, corporation, or individual.

13. Breach.
I agree that upon any breach or threatened breach by me of, or challenge by me to, Paragraphs 9 through 12, I will forfeit the right to payment of any Consideration otherwise due me under Paragraph 1(a) and return to Tesoro Corporation any cash Consideration previously paid to me under Paragraph 1(a). I further agree that any breach or threatened breach of Paragraphs 9 through 12 cannot be remedied solely by money damages, and that in addition to any other remedies Tesoro may have, any such breach or threatened breach shall entitle Tesoro to obtain injunctive relief against me. Nothing herein, however, shall be construed as limiting Tesoro’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement; provided further, that any breach of Paragraphs 9 through 12 by me will result in forfeiture of all rights to the payments referenced in Paragraph 1, above.
14. Outplacement Compensation.
In consideration of the promises and agreements contained herein, Tesoro Corporation agrees to provide me with outplacement services through a firm chosen solely by Tesoro Corporation, for a six (6) month period beginning on the date of the execution of this Agreement. However, such outplacement services shall cease upon my acceptance of a position offer, even if such acceptance of a position offer is within the six (6) month period as described above.
15. Independent Covenants.
The covenants in Paragraphs 9 through 14 of this Agreement shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action that I might have against Tesoro, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Tesoro of such covenants.
16. Entire Agreement.
This Agreement represents the entire agreement between Tesoro and me, and there are no other agreements or understandings other than those contained in this Agreement. I do not rely upon any other consideration, promise or agreement not contained in this Agreement. This Agreement substitutes for all prior and contemporaneous agreements and understandings, written or oral, between Tesoro and me related to the subject matter of this Agreement. I understand that this Agreement may not be changed unless the modification is in writing and signed by both the Executive Vice President, General Counsel and Secretary of Tesoro Corporation and me.
17. Governing Law and Disputes.
This Agreement is entered into and performable in San Antonio, Texas, and shall be governed by, construed, and enforced in accordance with, and subject to, federal law where applicable or, to the extent that federal law does not control, the laws of the State of Texas. Venue shall lie exclusively with the United States District Court in San Antonio, Texas, where applicable, or with the courts of Bexar County, Texas. I irrevocably and unconditionally waive all right to trial by jury in any lawsuit, action, proceeding, or counterclaim (whether based in contract, tort, or otherwise) arising out of or relating to this Agreement or arising out of or relating to my employment by Tesoro Corporation. This waiver of jury trial and forum selection provision applies to disputes between me and Tesoro.
18. Headings.
The headings in this Agreement have been used for administrative convenience only and shall not be used in interpreting or construing the meaning of any provision in this Agreement.
19. Invalid Provision.
If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms, or provisions of this Agreement will not be affected thereby.
20. Counterparts.
This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original and all of which constitute collectively one Agreement.
21. Acceptance of the Agreement.
I have been provided and understand that I have at least twenty-one (21) days from receipt of this Agreement to decide whether to accept it. I understand that I may elect to accept this Agreement and execute it any time prior to the expiration of this period. I have been provided with a full opportunity to review and consider all terms, provisions and aspects of the Agreement. I understand that if I fail to execute and return this Agreement within four (4) days of the twenty-one (21) day period, the Agreement will be considered rejected and I will not be entitled to the Consideration offered by Tesoro Corporation. I also understand that I shall have seven (7) full days following execution of the Agreement during which I may revoke the Agreement in its entirety. I understand that any revocation within this period must be submitted, in writing, to Tesoro Corporation and state, “I hereby revoke my acceptance of the release provisions of my Separation and Waiver of Liability Agreement.” Revocation must be personally delivered to Tesoro Corporation — attention General Counsel, or delivered by express overnight delivery service to Tesoro Corporation — attention General Counsel, in either case within seven (7) days of execution of this Agreement.

22. Effective Date of the Agreement.
The release provisions of this Agreement will become effective and enforceable on the first day after the revocation period has expired, provided that I have not revoked my acceptance of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Texas, then the revocation period will not expire until the next following day which is not a Saturday, Sunday, or legal holiday. I understand that if I revoke the release provisions under the Agreement, I will not receive the Consideration, as defined above.
ACCEPTED:
Executive:
William J. Finnerty

/s/ WILLIAM F. FINNERTY

Date: March 18, 2010

TESORO CORPORATION
By:	/s/ BRUCE A. SMITH
Bruce A. Smith
Chairman of the Board of Directors, President and Chief Executive Officer
Date: March 17, 2010